VOTING AND EXCHANGE TRUST AGREEMENT

                 MEMORANDUM OF AGREEMENT made as of the 29th day of October, 2004,

BETWEEN:

LOJACK CORPORATION, a corporation existing under the laws of The Commonwealth of Massachusetts (hereinafter referred to as “LoJack”),

AND:

LOJACK EXCHANGECO CANADA INC., a company existing under the laws of Canada (hereinafter referred to as “LoJack Exchangeco”),

AND:

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada (hereinafter referred to as “Trustee”),

                WHEREAS in connection with the Combination Agreement (as herein defined), LoJack Exchangeco is to issue Exchangeable Shares (as herein defined) to certain holders of securities of Boomerang (as herein defined) pursuant to the Plan of Arrangement (as herein defined) contemplated in the Combination Agreement;

                AND WHEREAS pursuant to the Combination Agreement, LoJack and LoJack Exchangeco have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;

                NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

                In this Agreement, the following terms shall have the following meanings:

“affiliate” has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Combination Agreement, Article 6 of the Plan of Arrangement or made at the direction of the Court;

“Automatic Exchange Rights” means the benefit of the obligation of LoJack to effect the automatic exchange of Exchangeable Shares for LoJack Common Shares pursuant to section 5.12;

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than LoJack and its affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in section 4.2;

“Board of Directors” means the Board of Directors of LoJack Exchangeco;

“Boomerang”means Boomerang Tracking Inc., a corporation existing under the CBCA;

“Business Day” means any day on which commercial banks are generally open for business in Boston, Massachusetts, and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Boston, Massachusetts, or in Montreal, Quebec;

“Canadian Dollar Equivalent” means, in respect of an amount expressed in United States dollars (the “U.S. Currency Amount”) at any date the product obtained by multiplying (a) the U.S. Currency Amount, by (b) the noon spot exchange rate for United States dollars expressed in Canadian dollars as reported by the Bank of Canada on that date or, in the event no rate was reported on that date, the rate on the first prior date for which such rate was reported;

“CBCA”means the Canada Business Corporations Act as now in effect and as it may be amended;

“Combination Agreement” means the agreement made August 16, 2004 among LoJack, LoJack Exchangeco and Boomerang, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“Current Market Price” means, in respect of a LoJack Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of LoJack Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on The NASDAQ National Market, or, if the LoJack Common Shares are not then listed on The NASDAQ National Market, on such other stock exchange or automated quotation system on which the LoJack Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided however, that if in the opinion of the Board of Directors the public distribution or trading activity of LoJack Common Shares during such period does not create a market which reflects the fair market value of a LoJack Common Share, then the Current Market Price of a LoJack Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Director”means the Director appointed pursuant to section 260 of the CBCA;

“Drop Dead Date” means December 31, 2004, or such later date as may be mutually agreed by the parties to the Combination Agreement;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement provided that such date occurs on or prior to the Drop Dead Date;

“Exchange Right” has the meaning ascribed thereto in section 5.1;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of LoJack Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

“Indemnified Parties” has the meaning ascribed thereto in section 9.1;

“Insolvency Event” means the institution by LoJack Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of LoJack Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by LoJack Exchangeco to contest in good faith any such proceedings commenced in respect of LoJack Exchangeco within 30 days of becoming aware thereof, or the consent by LoJack Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by LoJack Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by LoJack Exchangeco of its inability to pay its debts generally as they become due, or LoJack Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Share Provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Liquidation Event”has the meaning ascribed thereto in section 5.12.2;

“Liquidation Event Effective Date” has the meaning ascribed thereto in section 5.12.3;

“List” has the meaning ascribed thereto in section 4.6;

“LoJack Affiliates” means affiliates of LoJack;

“LoJack Callco” means 6292887 Canada Inc., a company existing under the laws of Canada which, at the time of the consummation of the Arrangement, will be an indirect wholly-owned subsidiary of LoJack;

“LoJack Common Share” means a share of common stock in the capital of LoJack;

“LoJack Consent”has the meaning ascribed thereto in section 4.2;

“LoJack Meeting” has the meaning ascribed thereto in section 4.2;

“LoJack Special Voting Share” means the one share of Special Voting Preferred Stock of LoJack issued in its own series which entitles the holder of record to a number of votes at meetings of holders of LoJack Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by LoJack and LoJack Affiliates), which share is to be issued to, deposited with, and voted by, the Trustee as described herein;

“LoJack Successor” has the meaning ascribed thereto in section 11.1.1;

“Officer’s Certificate” means, with respect to LoJack or LoJack Exchangeco, as the case may be, a certificate signed by any officer or director of LoJack or LoJack Exchangeco, as the case may be;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule C to the Combination Agreement and any amendments or variations thereto made in accordance with section 6.1 of the Combination Agreement or Article 6 of the Plan of Arrangement or made at the discretion of the Court;

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Retracted Shares” has the meaning ascribed thereto in section 5.7;

“Retraction Call Right” has the meaning ascribed thereto in the Share Provisions;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

“Support Agreement” means that certain support agreement made as of even date herewith between LoJack and LoJack Exchangeco substantially in the form and content of Schedule D to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree;

“Trust”means the trust created by this Agreement;

“Trust Estate” means the LoJack Special Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

“Trustee” means Computershare Trust Company of Canada and, subject to the provisions of Article 10, includes any successor trustee; and

“Voting Rights” means the voting rights attached to the LoJack Special Voting Share.

1.2	Interpretation Not Affected by Headings, etc.

                The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, Gender, etc.

                Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

                If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

                The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the LoJack Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

2.2	Administration of the Property of Others

                Title VII of the Civil Code of Quebec, regarding the administration of the property of others, shall not apply to the provisions of this trust agreement, the Trustee, the Beneficiaries, LoJack, LoJack Exchangeco, the administrator of the Trust, the Trust Estate or any other property held by the Trust; furthermore, the obligations and duties of the Trustee shall be solely as set forth herein.

ARTICLE 3
LOJACK SPECIAL VOTING SHARE

3.1	Issue and Ownership of the LoJack Special Voting Share

                LoJack hereby issues to and deposits with the Trustee, the LoJack Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. LoJack hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the LoJack Special Voting Share by LoJack to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the LoJack Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the LoJack Special Voting Share provided that the Trustee shall:

3.1.1	hold the LoJack Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

3.1.2	except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the LoJack Special Voting Share and the LoJack Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2	Legended Share Certificates

                LoJack Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3	Safe Keeping of Certificate

                The certificate representing the LoJack Special Voting Share shall at all times be held in safe keeping by the Trustee.

ARTICLE 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

                The Trustee, as the holder of record of the LoJack Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the LoJack Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of LoJack at a LoJack Meeting or in connection with a LoJack

Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15:

4.1.1	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the LoJack Meeting is held or a LoJack Consent is sought; and

4.1.2	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2	Number of Votes

                With respect to all meetings of shareholders of LoJack at which holders of LoJack Common Shares are entitled to vote (each, a “LoJack Meeting”) and with respect to all written consents sought by LoJack from its shareholders, including the holders of LoJack Common Shares (each, a “LoJack Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by LoJack or by applicable law for such LoJack Meeting or LoJack Consent, as the case may be (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such LoJack Meeting or in connection with such LoJack Consent.

4.3	Mailings to Shareholders

                With respect to each LoJack Meeting and LoJack Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as LoJack utilizes in communications to holders of LoJack Common Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by LoJack to its shareholders:

4.3.1	a copy of such notice, together with any related materials, including, without limitation, any proxy or information statement, to be provided to shareholders of LoJack;

4.3.2	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such LoJack Meeting or LoJack Consent or, pursuant to section 4.7, to attend such LoJack Meeting and to exercise personally the Beneficiary Votes thereat;

4.3.3	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

4.3.3.1	a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

4.3.3.2	a proxy to a designated agent or other representative of the management of LoJack to exercise such Beneficiary Votes;

4.3.4	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

4.3.5	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

4.3.6	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a LoJack Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

                The materials referred to in this section 4.3 are to be provided to the Trustee by LoJack and the materials referred to in sections 4.3.3, 4.3.5 and 4.3.6 shall be subject to reasonable comment by the Trustee in a timely manner. LoJack shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of LoJack Common Shares. LoJack agrees not to communicate with holders of LoJack Common Shares with respect to the materials referred to in this section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.

                For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any LoJack Meeting or LoJack Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by LoJack or by applicable law for purposes of determining shareholders entitled to vote at such LoJack Meeting. LoJack will notify the Trustee of any decision of the board of directors of LoJack with respect to the calling of any LoJack Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4	Copies of Shareholder Information

                LoJack will deliver to the Trustee copies of all proxy materials (including notices of LoJack Meetings but excluding proxies to vote LoJack Common Shares), information statements, reports (including, without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of LoJack Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to be sent those materials to each Beneficiary at the same time as such materials are first sent to holders of LoJack Common Shares. The Trustee will mail or otherwise send or cause to be sent to each Beneficiary, at the expense of LoJack, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by LoJack) received by the Trustee from LoJack contemporaneously with the sending of such materials to holders of LoJack Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Montreal all proxy materials, information statements, reports and other written communications that are:

4.4.1	received by the Trustee as the registered holder of the LoJack Special Voting Share and made available by LoJack generally to the holders of LoJack Common Shares; or

4.4.2	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by LoJack.

4.5	Other Materials

                As soon as reasonably practicable after receipt by LoJack or shareholders of LoJack (if such receipt is known by LoJack) of any material sent or given by or on behalf of a third party to holders of LoJack Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), LoJack shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send or cause to be sent to each Beneficiary, at the expense of LoJack, copies of all such materials received by the Trustee from LoJack. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Montreal copies of all such materials.

4.6	List of Persons Entitled to Vote

                LoJack Exchangeco shall, (a) prior to each annual, general and special LoJack Meeting or the seeking of any LoJack Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a LoJack Meeting or a LoJack Consent, at the close of business on the record date established by LoJack or pursuant to applicable law for determining the holders of LoJack Common Shares entitled to receive notice of and/or to vote at such LoJack Meeting or to give consent in connection with such LoJack Consent. Each such List shall be delivered to the Trustee promptly after receipt by LoJack Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. LoJack agrees to give LoJack Exchangeco notice (with a copy to the Trustee) of the calling of any LoJack Meeting or the seeking of any LoJack Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable LoJack Exchangeco to perform its obligations under this section 4.6.

4.7	Entitlement to Direct Votes

                Any Beneficiary named in a List prepared in connection with any LoJack Meeting or LoJack Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

4.8.1	In connection with each LoJack Meeting and LoJack Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

4.8.2	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each LoJack Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

                Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as LoJack utilizes in communications to holders of LoJack Common Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of LoJack Exchangeco. LoJack agrees not to communicate with holders of LoJack Common Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. LoJack Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

4.9.1	a current List; and

4.9.2	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

4.10	Termination of Voting Rights

                All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to LoJack or LoJack Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for LoJack Common Shares, as specified in Article 5 (unless, in either case, LoJack shall not have delivered the requisite LoJack Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of LoJack Exchangeco pursuant to Article 5 of the Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by LoJack Callco pursuant to the exercise by LoJack Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right

                LoJack hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require LoJack to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. LoJack hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by LoJack to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

5.1.1	hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

5.1.2	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2	Legended Share Certificates

                LoJack Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

5.2.1	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

5.2.3	the Automatic Exchange Rights.

5.3	General Exercise of Exchange Right

                The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

                The purchase price payable by LoJack for each Exchangeable Share to be purchased by LoJack under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a LoJack Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by LoJack causing to be sent to such holder one LoJack Common Share, plus (b) to the extent not paid by LoJack Exchangeco on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, LoJack shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by LoJack issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one LoJack Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13). Upon payment by LoJack of such purchase price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by LoJack Exchangeco.

5.5	Exercise Instructions

                Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of LoJack Exchangeco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Montreal or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires LoJack to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of LoJack Exchangeco and such additional documents and instruments as the Trustee, LoJack Exchangeco and LoJack may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require LoJack to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by LoJack free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing LoJack Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, LoJack Exchangeco and LoJack of payment) of the taxes (if any) payable as contemplated by section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by LoJack under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of LoJack Exchangeco.

5.6	Delivery of LoJack Common Shares; Effect of Exercise

                Promptly after the receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires LoJack to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by section 5.8 or evidence thereof), duly endorsed for transfer to LoJack, the Trustee shall notify LoJack and LoJack Exchangeco of its receipt of the same, which notice to LoJack and LoJack Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and LoJack shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of LoJack Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, LoJack Exchangeco and LoJack of the payment of) the taxes (if any) payable as contemplated by section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to LoJack and LoJack Exchangeco of the exercise of the Exchange Right as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to LoJack all of such holder’s right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of LoJack Common Shares is not allotted, issued and delivered by LoJack to the Trustee within five Business Days of the date of the giving of such notice by the Trustee or the balance of the purchase price, if any, is not paid by LoJack on the applicable payment date therefor, in which case the rights of the Beneficiary shall remain unaffected until such LoJack Common Shares are so allotted, issued and delivered, and the balance of the purchase price, if any, has been paid, by LoJack. Upon delivery by LoJack to the Trustee of such LoJack Common Shares, and the balance of the purchase price, if any, the Trustee shall deliver such LoJack Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the LoJack Common Shares delivered to it pursuant to the Exchange Right.

5.7	Exercise of Exchange Right Subsequent to Retraction

                In the event that a Beneficiary has exercised its right under Article 6 of the Share Provisions to require LoJack Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by LoJack Exchangeco pursuant to section  6.6 of the Share Provisions that LoJack Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that LoJack Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to LoJack Exchangeco pursuant to section 6.1 of the Share Provisions and provided further that the Trustee has received written notice of same from LoJack Exchangeco or LoJack, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that LoJack Exchangeco is unable to redeem. In any such event, LoJack Exchangeco hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to LoJack Exchangeco or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to section 6.1 of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that LoJack Exchangeco is not permitted to redeem and will require LoJack to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes

                Upon any sale of Exchangeable Shares to LoJack pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing LoJack Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of LoJack, LoJack Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, LoJack and LoJack Exchangeco that such taxes, if any, have been paid.

5.9	Notice of Insolvency Event

                As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time, or both, would be an Insolvency Event, LoJack Exchangeco and LoJack shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from LoJack Exchangeco and LoJack of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of LoJack (such funds to be received in advance), a notice of such Insolvency Event in the form provided by LoJack, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	Qualification of LoJack Common Shares

                LoJack covenants that if any LoJack Common Shares to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other Canadian or United States legal requirement before such shares may be issued and delivered by LoJack to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of LoJack or Boomerang for purposes of United States federal or state securities law), LoJack will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such LoJack Common Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. LoJack will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all LoJack Common Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding LoJack Common Shares have been listed by LoJack and remain listed and are quoted or posted for trading at such time.

5.11	LoJack Common Shares

                LoJack hereby represents, warrants and covenants that the LoJack Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of LoJack

5.12.1	LoJack will give the Trustee written notice of each of the following events at the time set forth below:

5.12.1.1	in the event of any determination by the board of directors of LoJack to institute voluntary liquidation, dissolution or winding-up proceedings with respect to LoJack or to effect any other distribution of assets of LoJack among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

5.12.1.2	as soon as practicable following the earlier of (A) receipt by LoJack of notice of, and (B) LoJack otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of LoJack or to effect any other distribution of assets of LoJack among its shareholders for the purpose of winding up its affairs, in each case where LoJack has failed to contest in good faith any such proceeding commenced in respect of LoJack within 30 days of becoming aware thereof.

5.12.2	As soon as practicable following receipt by the Trustee from LoJack of notice of any event (a “Liquidation Event”) contemplated by section 5.12.1.1 or 5.12.1.2 above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by LoJack and shall include a brief description of the automatic exchange of Exchangeable Shares for LoJack Common Shares provided for in section 5.12.3.

5.12.3	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of LoJack Common Shares in the distribution of assets of LoJack in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for LoJack Common Shares. To effect such automatic exchange, LoJack shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a LoJack Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by LoJack issuing to the Beneficiary one LoJack Common Share, and (b) to the extent not paid by LoJack Exchangeco, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. LoJack shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share.

5.12.4	On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for LoJack Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to

LoJack all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from LoJack Exchangeco shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and LoJack shall issue to the Beneficiary the LoJack Common Shares issuable upon the automatic exchange of Exchangeable Shares for LoJack Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the LoJack Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for LoJack Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with LoJack pursuant to such automatic exchange shall thereafter be deemed to represent LoJack Common Shares issued to the Beneficiary by LoJack pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent LoJack Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as LoJack may reasonably require, LoJack shall deliver or cause to be delivered to the Beneficiary certificates representing LoJack Common Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

                LoJack, LoJack Exchangeco and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or LoJack Common Shares such amounts as LoJack, LoJack Exchangeco or the Trustee is (i) required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or (ii) entitled to withhold under section 116 of the Income Tax Act (Canada) or any analogous provision of provincial law. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, LoJack, LoJack Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to LoJack, LoJack Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and LoJack, LoJack Exchangeco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. LoJack represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this Agreement, to deduct or withhold from any dividend paid to holders of Exchangeable Shares any amounts under the United States Internal Revenue Code of 1986, as amended.

ARTICLE 6
RESTRICTIONS ON ISSUE OF LOJACK SPECIAL VOTING STOCK

6.1	Issue of Additional Shares

                During the term of this Agreement, LoJack will not, without the consent of the holders of Exchangeable Shares at the relevant time, given in accordance with section 10.2 of the Share Provisions, issue any shares of its Special Voting Preferred Stock in the same series as LoJack Special Voting Share.

ARTICLE 7
CONCERNING THE TRUSTEE

7.1	Powers and Duties of the Trustee

                The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

7.1.1	receipt and deposit of the LoJack Special Voting Share from LoJack as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

7.1.2	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

7.1.3	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

7.1.4	receiving the grant of the Exchange Right and the Automatic Exchange Rights from LoJack as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

7.1.5	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries LoJack Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

7.1.6	holding title to the Trust Estate;

7.1.7	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

7.1.8	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of LoJack and LoJack Exchangeco under this Agreement; and

7.1.9	taking such other actions and doing such other things as are specifically provided in this Agreement.

                In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

                The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

                The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2	No Conflict of Interest

                The Trustee represents to LoJack and LoJack Exchangeco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Superior Court of Quebec for an order that the Trustee be replaced as Trustee hereunder.

7.3	Dealings with Transfer Agents, Registrars, etc.

                LoJack and LoJack Exchangeco irrevocably authorize the Trustee, from time to time, to:

7.3.1	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and LoJack Common Shares; and

7.3.2	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of LoJack Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

                LoJack and LoJack Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests. LoJack covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

7.4	Books and Records

                The Trustee shall keep available for inspection by LoJack, LoJack Exchangeco and any Beneficiary at the Trustee’s principal office in Montreal correct and complete books and records of account relating to the Trust created by this Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before March 31, 2005, and on or before March 31st in every year thereafter, so long as the LoJack Special Voting Share is on deposit with the Trustee, the Trustee shall transmit to LoJack and LoJack Exchangeco a brief report, dated as of the preceding December 31st with respect to:

7.4.1	the property and funds comprising the Trust Estate as of that date;

7.4.2	the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by LoJack of LoJack Common Shares in connection with the Exchange Right, during the calendar year ended on such December 31st; and

7.4.3	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

7.5	Income Tax Returns and Reports

                The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to

LoJack or LoJack Exchangeco). If requested by the Trustee, LoJack or LoJack Exchangeco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

7.6	Indemnification Prior to Certain Actions by Trustee

                The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the LoJack Special Voting Share pursuant to Article 4, subject to section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5.

                None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

7.7	Action of Beneficiaries

                No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8	Reliance Upon Declarations

                The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of section 7.9, if applicable, and with any other applicable provisions of this Agreement.

7.9	Evidence and Authority to Trustee

                LoJack and/or LoJack Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by LoJack and/or LoJack Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of LoJack and/or LoJack Exchangeco promptly if and when:

7.9.1	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

7.9.2	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives LoJack and/or LoJack Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

                Such evidence shall consist of an Officer’s Certificate of LoJack and/or LoJack Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

                Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of LoJack and/or LoJack Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of LoJack and/or LoJack Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

                Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

7.9.3	declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

7.9.4	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

7.9.5	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10	Experts, Advisers and Agents

                The Trustee may:

7.10.1	in relation to these presents, act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by LoJack and/or LoJack Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

7.10.2	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11	Investment of Moneys Held by Trustee

                Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for LoJack Exchangeco, in securities in which, under the laws of the Province of Quebec, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of LoJack Exchangeco. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of LoJack Exchangeco, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12	Trustee Not Required to Give Security

                The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

7.13	Trustee Not Bound to Act on Request

                Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of LoJack and/or LoJack Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14	Authority to Carry on Business

                The Trustee represents to LoJack and LoJack Exchangeco that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 10.

7.15	Conflicting Claims

                If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

7.15.1	the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

7.15.2	all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

                If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.16	Acceptance of Trust

                The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

ARTICLE 8
COMPENSATION

8.1	Fees and Expenses of the Trustee

        LoJack and LoJack Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that LoJack and LoJack Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct. Invoices for services rendered by the Trustee hereunder shall be provided to LoJack at the address set forth in section 15.3 of this Agreement. Any amount owing or unpaid after 30 days from the invoice date will bear interest at a rate per annum, from the expiration of such 30 day period, equal to the then current rate charged by the Trustee and shall be payable on demand. The obligation of LoJack and LoJack Exchangeco under this section 8.1 shall survive the resignation or removal of the Trustee or the termination of this Agreement.

ARTICLE 9
INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1	Indemnification of the Trustee

                LoJack and LoJack Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by LoJack or LoJack Exchangeco pursuant hereto.

        In no case shall LoJack or LoJack Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless LoJack and LoJack Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, as soon as reasonably practicable after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. LoJack and LoJack Exchangeco shall be entitled to participate at their own expense in the defence and, if LoJack and LoJack Exchangeco so elect, either of them may assume the defence of any suit brought to enforce any such claim through legal counsel selected by LoJack or LoJack Exchangeco acceptable to the Indemnified Party acting reasonably. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by LoJack or LoJack Exchangeco; (ii) LoJack or LoJack Exchangeco fail to assume the defence of such claim or action within 10 Business Days after having received notice of such action or claim; or (iii) the named parties to any such suit include both the Trustee and LoJack or LoJack Exchangeco and the Trustee shall have been advised by counsel acceptable to LoJack or LoJack Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to LoJack or LoJack Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case LoJack and LoJack Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

9.2	Limitation of Liability

                The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 10
CHANGE OF TRUSTEE

10.1	Resignation

                The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to LoJack and LoJack Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless LoJack and LoJack Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, LoJack and LoJack Exchangeco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, LoJack and LoJack Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

10.2	Removal

                The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by LoJack and LoJack Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3	Successor Trustee

                Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to LoJack and LoJack Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of LoJack and LoJack Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, LoJack, LoJack Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4	Notice of Successor Trustee

                Upon acceptance of appointment by a successor trustee as provided herein, LoJack and LoJack Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If LoJack or LoJack Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of LoJack and LoJack Exchangeco.

ARTICLE 11
LOJACK SUCCESSORS

11.1	Certain Requirements in Respect of Combination, etc.

                LoJack shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

11.1.1	such other person or continuing corporation (herein called the “LoJack Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the LoJack Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such LoJack Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of LoJack under this Agreement; and

11.1.2	such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2	Vesting of Powers in Successor

                Whenever the conditions of section 11.1 have been duly observed and performed, the Trustee, LoJack Successor and LoJack Exchangeco shall, if required by section 11.1, execute and deliver the supplemental trust agreement provided for in Article 13 and thereupon LoJack Successor shall possess and from time to time may exercise each and every right and power of LoJack under this Agreement in the name of LoJack or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of LoJack or any officers of LoJack may be done and performed with like force and effect by the directors or officers of such LoJack Successor.

11.3	Wholly-Owned Subsidiaries

                Subject to section 4.8 of the Combination Agreement, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of LoJack with or into LoJack or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of LoJack provided that all of the assets of such subsidiary are transferred to LoJack or another wholly-owned direct or indirect subsidiary of LoJack and any such transactions are expressly permitted by this Article 11.

ARTICLE 12
COVENANTS OF LOJACK AND ITS AFFILIATES

                So long as any Exchangeable Shares not owned by LoJack or its affiliates are outstanding, LoJack will not (and will ensure that LoJack Callco and its affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of LoJack Exchangeco (or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs) nor take any action or omit to take any action (and will not permit LoJack Callco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding-up of LoJack Exchangeco or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs.

ARTICLE 13
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

13.1	Amendments, Modifications, etc.

                This Agreement may not be amended or modified except by an agreement in writing executed by LoJack, LoJack Exchangeco and the Trustee and approved by the Beneficiaries in accordance with section 10.2 of the Share Provisions.

13.2	Ministerial Amendments

                Notwithstanding the provisions of section 13.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

13.2.1	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of LoJack Exchangeco and LoJack shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

13.2.2	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of LoJack and LoJack Exchangeco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such boards of directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the rights or interests of the Beneficiaries; or

13.2.3	making such changes or corrections which, on the advice of counsel to LoJack, LoJack Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the board of directors of each of LoJack and LoJack Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights or interests of the Beneficiaries.

13.3	Meeting to Consider Amendments

                LoJack Exchangeco, at the request of LoJack, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of LoJack Exchangeco, the Share Provisions and all applicable laws.

13.4	Changes in Capital of LoJack and LoJack Exchangeco

                At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either LoJack Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which LoJack Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

13.5	Execution of Supplemental Trust Agreements

                No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time LoJack Exchangeco (when authorized by a resolution of its Board of Directors), LoJack (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

13.5.1	evidencing the succession of LoJack Successors and the covenants of and obligations assumed by each such LoJack Successor in accordance with the provisions of Article 11 and the successors of any successor trustee in accordance with the provisions of Article 10;

13.5.2	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the rights or interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to LoJack, LoJack Exchangeco, the Trustee or this Agreement; and

13.5.3	for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights or interests of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 14
TERMINATION

14.1	Term

                The Trust created by this Agreement shall continue until the earliest to occur of the following events:

14.1.1	no outstanding Exchangeable Shares are held by a Beneficiary;

14.1.2	each of LoJack and LoJack Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with section 10.2 of the Share Provisions; and

14.1.3	99 years from the date of this Agreement.

14.2 Survival of Agreement

                This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 8 and Article 9 shall survive any such termination of this Agreement.

ARTICLE 15
GENERAL

15.1	Severability

                If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

15.2	Enurement

                This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

15.3	Notices to Parties

                All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

15.3.1	if to LoJack or LoJack Exchangeco, at:

LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, MA  02090

Attention:            Thomas M. Camp, Vice President Corporate Development
Telecopier No.:    (781) 251-4650

and

Attention:            Thomas Wooters, Executive Vice President
                               and General Counsel
Telecopier No.: (781) 251-4655

15.3.2	if to the Trustee, at: Computershare Trust Company of Canada 1500 University Street, Suite 700 Montreal, Quebec H3A 3S8 Attention: Manager, Corporate Trust Telecopier.: (514) 982-7677

                Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

15.4	Notice to Beneficiaries

                Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of LoJack Exchangeco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

15.5	Counterparts

                This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15.6	Jurisdiction

                This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

15.7	Attornment

                Each of the Trustee, LoJack and LoJack Exchangeco agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Quebec, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and LoJack hereby appoints LoJack Exchangeco at its registered office in the Province of Quebec as attorney for service of process.

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                IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LOJACK CORPORATION By: /s/ Ronald J. Rossi LOJACK EXCHANGECO CANADA INC. By: /s/ Ronald J. Rossi COMPUTERSHARE TRUST COMPANY OF CANADA By: /s/ Tina F. Vidale By: /s/ Louis-Phillipe Marineau